UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 22, 2017

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

30 Shacham Street. P.O.B. 8324 Petach Tikva, Israel	4918103
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: 972 (0) 3-758-2657

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

During the period from January 9, 2017 through February 22, 2017, OWC Pharmaceutical Research Corp. (the "Registrant" or the "Company") issued and sold to "accredited investors," as that term is defined in Rule 501 under Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") units comprised of restricted shares of the Registrant's common stock, par value $0.0001 (the "Shares") and common stock purchase warrants, as follows:

(i) On February 22, 2017, a total of 550,000 units at a price of $0.70 per unit, each consisting of one Share and on one Class L Warrant exercisable at $1.40 for a period of 18 months for total proceeds of $385,000;
(ii) On February 13, 2017, a total of 1,734,000 units at a price of $0.50 per unit, each consisting of one Share and one Class K Warrant exercisable to $1.00 for a period of 18 months for total proceeds of $867,000;
(iii) On January 17, 2017, a total of 520,000 units at price of $0.25 per unit, each consisting of one Share and one Class I Warrant exercisable at $0.50 for a period of 24 months for total proceeds of $130,000;
(iv) On January 13. 2017, a total of 588,235 units at $0.17 per unit, each consisting of one Share and one Class H Warrant exercisable at $0.40 for a period of 36 months, for total proceeds of $100,000; and
(v) On January 9, 2017, a total of 1,097,230 units at $0.13 per unit, each consisting of one Share and one Class G Warrant exercisable at $0.25 for a period of 24 months and one Class H Warrant exercisable at $0.40 for a period of 36 months for total proceeds of $142,640.

In addition, on February 3, 2017, the Registrant issued a total 300,000 restricted Shares to Lyons Capital, LLC, a Florida limited liability company, for business consulting services as well as the Registrant's participation in 2017 WSC Conference Event being held at the Hilton Double Tree, Boca Raton, FL on March 1, 2017.

The issuance of the Shares and Warrants was made in reliance upon the exemptions provided in Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation S and Regulation D promulgated by the SEC under the Act.

Item 8.01. Other Events.

The Registrant, in its press release attached hereto as Exhibit 99.1 to this 8-K, announced it has received Institutional Review Board (IRB) approval to conduct safety testing on its proprietary topical creme compound for the treatment of psoriasis and related skin conditions. Psoriasis is an autoimmune disease that causes red, scaly patches to appear on the skin, and can be associated with other serious health conditions, including diabetes, heart disease and depression. According to the National Psoriasis Foundation, psoriasis affects 7.5 million people in the United States.

The IRB approval follows the Company's February 1, 2017 8-K filing announcing an extension to the size and scope of its efficacy study on the same compound, which began in November 2106. The IRB-approved study encompasses the cream itself, as a delivery mechanism, as well as the proprietary psoriasis formulation, and is the first to formally make such claims with the NIH Registry. The double-blind study, which will be conducted on healthy volunteers at one of Israel's leading academic hospitals, is designed to demonstrate the safety of the formulation in treating psoriasis on human skin tissue.

Dr. Yehuda Baruch, the Company's Director of Research and Regulatory Affairs, stated "This approval is a significant milestone for OWC, where our mission is to bring the same rigorous approach common to traditional pharmaceutical development to the medical cannabis field. As we reported earlier, the results of our efficacy studies were so encouraging that management decided to extend the size and scope of the study to verify the biological markers that had been generated to date, among other things. "

Ziv Turner, the Company's Vice President of Business Development and Managing Director of One World Cannabis, Ltd., the Company's wholly-owned subsidiary, added, "immediately following announcement of the Company's psoriasis treatment formulation, we began receiving requests for our topical psoriasis cream product from patients suffering from the condition. After several years of extensive commitment to R&D, we now expect that the Company should be in position to bring our psoriasis cream product to the market during the second quarter of 2017 or soon thereafter."

Reference is made to the full text of the press release filed as Exhibit 99.1 herewith.

Item 9.01 Financial Statements and Exhibits.

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
99.1	Press Release dated February 27, 2017, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

By: /s/ Mordechai Bignitz
Name: Mordechai Bignitz
Title: Chief Executive Officer

Date: February 24, 2017